EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of September 30, 2011 (the “Effective Date”), by and between Multimedia Games Holding Company, Inc., a Texas corporation (together with its subsidiaries, the “Company”), and Jerome R. Smith, an individual (“Executive”).

RECITALS

WHEREAS, the Company desires to employ Executive and Executive desires to become employed by the Company; and

WHEREAS, the Company and Executive have determined that it is in their respective best interests to enter into this Agreement to govern the employment relationship on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             EMPLOYMENT TERMS AND DUTIES

1.1           Employment.  The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.

1.2           Duties.  Executive shall serve as Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary and shall report directly to the Company’s Chief Executive Officer.  Executive shall have the authority, and perform the duties customarily associated with his titles and offices together with such additional duties as may from time to time be assigned by the Company’s Chief Executive Officer.  During the term of Executive’s employment hereunder, Executive shall devote his full working time and efforts to the performance of his duties and the furtherance of the interests of the Company and its affiliates and subsidiaries and shall not be otherwise employed or engaged, except that Executive may complete certain (non-competitive) legal services or projects on which he was working for certain third parties as of the Effective Date, but all of such work shall be completed no later than October 9, 2011, and shall in no event interfere with Executive’s work under this Agreement.  Executive’s titles shall become effective as of October 7, 2011.

1.3           Term.  Subject to the provisions of Section 1.6 below, the term of employment of Executive under this Agreement shall commence on October 3, 2011 (the “Start Date”) and shall continue until terminated by either party (the “Employment Term”).  Upon termination of this Agreement, this Agreement shall expire and have no further effect, except as otherwise provided in Section 5.5 below.

1.4           Compensation and Benefits.

1.4.1           Base Salary.  In consideration of the services rendered to the Company hereunder by Executive and Executive’s covenants hereunder and in the Company’s Proprietary Information and Inventions Assignment Agreement attached hereto as Exhibit A (the “Proprietary Agreement”), during the Employment Term, the Company shall pay Executive a salary at the annual rate of $260,000.00 (the “Base Salary”), less statutory and other authorized deductions and withholdings, payable in accordance with the Company’s regular payroll practices.  The Chief Executive Officer will review the Base Salary annually.

1.4.2           Bonuses.  Executive shall be entitled to receive annual bonus equal to 60% of Executive’s then current Base Salary (the “Target Bonus”) based upon achievement of bonus plan performance targets then in effect as approved by the Chief Executive Officer, which bonus may be as much as 100% of Executive’s then current Base Salary for overachievement against said targets, as determined by the Chief Executive Officer or the Board of Directors.  The Target Bonus shall be less statutory and other authorized deductions and withholdings and payable at the times when other management bonuses are paid; provided, however, that the Target Bonus shall be paid before the later of:  (i) the 15th day of the third calendar month following the calendar year that the Target Bonus is earned; or (ii) the 15th day of the third calendar month following the end of the fiscal year of the Company that the Target Bonus is earned.

1.4.3           Benefits Package; Vacation; Business Expenses.  As an employee of the Company, Executive will be eligible to enroll in the Company’s benefit programs (including short and long term disability plans and reasonable Directors’ and Officers’ coverage) as they are established from time to time for senior-level executive employees.  Executive shall be eligible for Company holidays and paid vacation as set forth in the Company’s then current policies for senior-level executive employees.  The Company shall reimburse Executive for ordinary and necessary business expenses incurred by Executive in the performance of his duties hereunder during the term of his employment and in accordance with the Company’s business expense reimbursement policy.  For purposes of compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (collectively, “Section 409A”), to the extent applicable, reimbursements of expenses to Executive shall in all events, including those reimbursements and payments made pursuant to Section 1.4.4 below, (i) be paid no later than the last day of the calendar year following the calendar year in which the expense was incurred, (ii) not affect or be affected by the amount of expenses for which Executive is eligible for reimbursement in any other calendar year, and (iii) not be subject to liquidation or exchange for another benefit.

1.4.4           Temporary Commuting; Relocation Expenses. For six (6) months following the Effective Date of this Agreement, Executive may commute to Austin, Texas.  During such time, the Company will reimburse Executive for the reasonable costs of an apartment in Austin, Texas, not to exceed $2,500 per month for such six (6) month period.  Executive shall only be reimbursed for temporary housing upon receipt from Executive of supporting receipts in accordance with the Company’s reimbursement policies.  In addition, within ten (10) days of the Start Date, the Company will pay to Executive $100,000, gross, which is intended to offset those expenses related to Executive’s move to Austin, Texas and the sale of his current home (the “Relocation Bonus”). Executive hereby agrees that if Voluntary Termination (as defined in Section 1.6.2) occurs within one (1) year of the Start Date, Executive shall repay the Company a pro rata share of the Relocation Bonus.  Repayment of the pro rata Relocation Bonus shall be determined by multiplying the Relocation Bonus by a fraction, the numerator of which is the number of days in the year remaining after the Termination Date and the denominator of which is the total number of days in the year.  The pro rata Relocation Bonus shall be paid by Executive within thirty (30) days of the Termination Date.

1.5           Stock Options.

1.5.1           Stock Grant and Stock Options.  On  the Start Date, Executive will be granted one or more options (collectively, the “Option”) to purchase 250,000 shares of the Company’s Common Stock.  Such Option will be  granted pursuant to the Company’s Consolidated Equity Incentive Plan (the “Plan”).  The exercise price for the Option shall be equal to the fair market value of the Company’s Common Stock on the Start Date.  The Option will be immediately exercisable, but the Option shares initially will be unvested and will vest 25% after one (1) year, and will continue to vest over three (3) years in equal quarterly installments during each of the following three years.  The Plan documents provide that, in the event that, within one (1) year after a Change of Control, either (i) Executive is terminated Without Cause pursuant to Section 1.6.4, or (ii) Executive resigns for Good Reason pursuant to Section 1.7.2, Executive shall acquire a vested interest in, and the Company’s repurchase rights shall terminate with respect to all unvested Option shares covered by the Option.  In the event Executive is terminated for any reason, then such termination shall not affect in any manner Executive’s right to receive or exercise the options which have vested as of the date of termination pursuant to the provisions of this Agreement.  The terms of the Option are as set forth in the Plan and any individual award agreement.  The Company has filed a registration statement on Form S-8 with respect to the Plan, and shall maintain the effectiveness of such registration statement during the term of the Plan.

1.5.2           Change of Control Defined.  For purposes of this Agreement, a “Change of Control” shall mean:  (a) the consummation of a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than 50% of the total combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; or (b) the sale, transfer or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert other than a sale, transfer or disposition to an entity, at least 50% of the combined voting power of the voting securities of which is owned by the Company or by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale; or (c) any transaction or series of related transactions within a period of 12 months pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(l) under the Securities Exchange Act of 1934, as amended (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) acquires (other than directly from the Company) beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than 35% of the total combined voting power of the Company’s securities outstanding immediately after the consummation of such transaction or series of related transactions; provided, however, that the event constituting such Change of Control also constitutes a “change in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company.

1.6           Termination.  Executive’s employment and this Agreement (except as otherwise provided hereunder) shall terminate upon the occurrence of any of the following, at the time set forth therefor (the time of any such termination being the “Termination Date”):

1.6.1           Death or Disability.  Immediately upon the death of Executive or in the event that Executive has ceased to be able to perform the essential functions of his duties, with or without reasonable accommodation, for a period of not less than 180 days, due to a mental or physical illness or incapacity; as determined in the good faith judgment of the Chief Executive Officer and confirmed by the opinion of an independent medical physician (“Disability”) (termination pursuant to this Section 1.6.1 being referred to herein as termination for “Death or Disability”); or

1.6.2           Voluntary Termination.  Thirty (30) days following Executive’s written notice to the Company of termination of employment; provided, however, that the Company may waive all or a portion of the thirty (30) days notice and accelerate the effective date of such termination (and the Termination Date) (termination pursuant to this Section 1.6.2 being referred to herein as “Voluntary” termination); or

1.6.3           Termination For Cause.  Immediately following notice of termination for Cause given by the Company.  As used herein, “Cause” means termination based on any one of the following, as determined in good faith by the Board of Directors:  (i) any intentional act of misconduct or dishonesty by Executive in the performance of his duties under the Agreement; (ii) any willful failure or refusal by Executive to attend to his duties under this Agreement; (iii) any material breach of this Agreement; (iv) Executive’s conviction of or plea of “guilty” or “no contest” to any crime constituting a felony or a misdemeanor involving theft, embezzlement, dishonesty, or moral turpitude; or (v) Executive’s unsatisfactory performance of his duties as determined by the Chief Executive Officer and failure of Executive to improve such performance in the reasonable judgment of the Chief Executive Officer following the thirty (30)-day period after Executive is provided written notice of such unsatisfactory performance.  In the event that the Chief Executive Officer believes that an event has occurred that would constitute a termination for Cause pursuant to clauses (i), (ii) or (iii), prior to terminating Executive, the Chief Executive Officer will notify Executive of such belief in writing, including an explanation of the concern, and Executive will have thirty (30) days to address the concern to the Chief Executive Officer’s satisfaction prior to the effectiveness of the termination; provided that the Chief Executive Officer may instruct Executive to take a paid leave of absence during such period.

1.6.4           Termination Without Cause.  Notwithstanding any other provisions contained herein, including, but not limited to Section 1.3 above, the Company may terminate Executive’s employment following a thirty (30) day written notice of termination without Cause given by the Company as approved by the Board of Directors (termination pursuant to this Section 1.6.4 being referred to herein as termination “Without Cause”).

1.6.5           Other Remedies.  Termination pursuant to Section 1.6.3 above shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this Agreement.

1.7           Severance and Termination.

1.7.1           Voluntary Termination, Termination for Cause, Termination for Death or Disability.  In the case of a termination of Executive’s employment hereunder for Death or Disability in accordance with Section 1.6.1 above, or Executive’s Voluntary termination of employment hereunder in accordance with Section 1.6.2 above, or a termination of Executive’s employment hereunder for Cause in accordance with Section 1.6.3 above (i) Executive shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than Base Salary earned but unpaid, accrued but unused vacation to the extent required by the Company’s policies, vested benefits under any employee benefit plan, and any unreimbursed expenses pursuant to Section 1.4.3 or 1.4.4 hereof incurred by Executive as of the Termination Date, and (ii) the Company’s other obligations under this Agreement shall immediately cease.

1.7.2           Termination Without Cause; Resignation for Good Reason.  Subject to Executive’s execution of a Release in accordance with Section 1.7.3 which becomes effective in accordance with its terms on or before the 60th day following the Termination Date, in the case of a termination of Executive’s employment hereunder Without Cause in accordance with Section 1.6.4 above, or Executive’s resignation with Good Reason, the Company (i) shall pay Executive (A) in the event that the Termination Date takes place one (1) year from the Effective Date, one (1) year of Base Salary continuation (to be paid in accordance with the Company’s normal payroll practices commencing on the 60th day following the Termination Date, with a catch-up payment for payroll dates occurring between the Termination Date and such 60th day) and one (1) year of Target Bonus (to be paid at the end of each year within the time set forth in Section 1.4.2(ii)) or (B) in the event that the Termination Date takes place two (2) years from the Effective Date, two (2) years of Base Salary continuation (to be paid in accordance with the Company’s normal payroll practices commencing on the 60th day following the Termination Date, with a catch-up payment for payroll dates occurring between the Termination Date and such 60th day) and two (2) years of Target Bonus (to be paid at the end of each year within the time set forth in Section 1.4.2(ii)); such payments must not however extend beyond the second taxable year of the Executive following the taxable year in which the termination of employment occurred and (ii) if Executive elects to continue health coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), for a period of one year after termination, the Company will pay or reimburse Executive’s premiums, in an amount sufficient to maintain the level of health benefits in effect on Executive’s last day of employment.  Further, and alternatively (and not in addition) to the payments described in the prior portion of this section, subject to Executive’s execution of a Release in accordance with Section 1.7.3 which becomes effective in accordance with its terms on or before the 60th day following the Termination Date, in the event that there is a Change of Control and within one year after the closing of the Change of Control, Executive is terminated Without Cause or resigns for Good Reason, (A) the Company shall pay to Executive on the 60th day following the Termination Date a lump sum payment in an amount equal to two (2) years of Base Salary and two (2) years of Target Bonus; (B) if Executive elects to continue health coverage under COBRA, for a period of one year after termination, the Company will pay Executive’s premiums, in an amount sufficient to maintain the level of health benefits in effect on Executive’s last day of employment; and (C) the Option will immediately vest as set forth in Section 1.5.

For purposes of this Agreement, “Good Reason” means the occurrence of any of the following:  (1) the assignment to Executive of duties materially adverse to his status as Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary of the Company or a material adverse alteration in the nature or status of his responsibilities, duties or authority; (2) a reduction by the Company in Executive’s then Base Salary or Target Bonus, a material reduction in other benefits, or the failure by the Company to pay Executive any portion of his current compensation when due; (3) a requirement that Executive report to a primary work location that is more than fifty (50) miles from the Company’s current location in Austin, Texas; or (4) the failure of the Executive and any successor company either to (A) maintain (through assignment, transfer or otherwise) this Agreement in full force and effect, or (B) reach a mutually agreeable new  employment agreement, so long as Executive is willing and able to execute a new agreement that substantially provides similar terms and conditions to this Agreement.  Notwithstanding the foregoing, Executive’s resignation shall not be treated as a resignation for Good Reason unless (a) Executive notifies the Company in writing of a condition constituting Good Reason within forty-five (45) days following Executive’s becoming aware of such condition; (b) the Company fails to remedy such condition within thirty (30) days following such written notice (the “Remedy Period”); and (c) Executive resigns within thirty (30) days following the expiration of the Remedy Period.  Further, in the event that Executive resigns for Good Reason and within two (2) years from such date accepts employment with the Company, any acquirer or successor to the Company’s business or any affiliate, parent, or subsidiary of either the Company or its successor, then Executive will forfeit any right to severance payments hereunder and will reimburse the Company for the full amount of such payments received by Executive within thirty (30) days of accepting such employment.  Notwithstanding the previous sentence, if such payments are deemed Deferred Compensation, then such payments shall only be forfeited to the extent allowed by Section 409A.

Executive and Company intend that payment of the cash severance benefits under this Section 1.7.2 shall be exempt from treatment as nonqualified deferred compensation subject to Section 409A to the maximum extent permitted as separation pay due to involuntary separation from service pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) to the extent of those amounts paid no later than the last day of Executive’s second taxable year following the taxable year of the Termination Date and otherwise qualifying for such exemption.

1.7.3           Severance Conditioned on Release of Claims.   The Company’s obligation to provide Executive with the severance benefits set forth in Section 1.7.2 is contingent upon Executive’s execution of a mutual release of claims in the form attached hereto as Exhibit C (the “ Release ”), which, except as otherwise provided below, has become effective in accordance with its terms on or before the time period specified by Section 1.7.2.

(a)           The Company must deliver the Release to Executive for execution no later than seven (7) days after Executive’s termination of employment.  If the Company fails to deliver the Release to Executive within such seven (7) day period, Executive will be deemed to have satisfied the release requirement of this Section 1.7.3, and Executive will be entitled to receive the severance benefits set forth in Section 1.7.2 hereof as though Executive had executed the Release and the Release had become effective in accordance with its terms within the time period required by Section 1.7.2.

(b)           Upon delivery of the Release by the Company as provided in Section 1.7.3(a), Executive shall execute the Release, if at all, within forty-five (45) days from the date of its delivery to Executive.

(c)           If Executive has revocation rights with respect to his execution of the Release, Executive shall exercise such rights, if at all, not later than seven (7) days after executing the Release.

2.             PROTECTION OF COMPANY’S PROPRIETARY INFORMATION AND INVENTIONS; NON-COMPETITION

2.1.1           Proprietary Agreement.  This Agreement, and Executive’s employment hereunder, is contingent upon Executive’s execution of the Proprietary Agreement, effective contemporaneously with the execution of this Agreement.  The Proprietary Agreement survives the termination of this Agreement, the Employment Term and/or Executive’s employment with the Company.

2.1.2           Consideration For Promise To Refrain From Competing.  Executive agrees that Executive’s services are special and unique, that the Company’s disclosure of confidential, proprietary information and specialized training and knowledge to Executive, and that Executive’s level of compensation and benefits, including the amount of severance as set forth in Section 1.7 hereof, are partly in consideration of Executive not competing with the Company following the termination of his employment.  Also, the Company promises to provide Executive with proprietary and confidential information to which Executive has not had access (including without limitation information developed and presented in Board of Director meetings).  Executive acknowledges that such consideration (including without limitation the Company’s promise to provide Executive access to proprietary and confidential information made in this section) is adequate for Executive’s promises contained within this Section 2.

2.1.3           Promise To Refrain From Competing.  Executive understands the Company’s need for Executive’s promise not to compete with the Company is based on the following:  (i)the Company has expended, and will continue to expend, substantial time, money and effort in developing its proprietary information; (ii) Executive will in the course of Executive’s employment develop, be personally entrusted with and exposed to the Company’s proprietary information; (iii) the Company is engaged in the highly insular and competitive gaming technology industry; (iv) the Company provides products and services nationally and internationally; and (v) the Company will suffer great loss and irreparable harm if Executive were to enter into competition with the Company.  Therefore, in exchange for the consideration described in Section 2.1.2 above, and the severance payments described in Section 1.7.2, Executive agrees that during Executive’s employment with the Company, and for one (1) year following the effective date of the termination of Executive’s employment with the Company (the “Covenant Period”), Executive will not either directly or indirectly, whether as an owner, director, officer, manager, consultant, agent or employee:  (i) work for or provide services or assistance to a competitor of the Company as of the date of termination of employment, which is defined to include those entities or persons primarily engaged in the business of developing, marketing, selling and supporting technology to or for gaming businesses in which, as of the date of termination of employment, the Company engages or in which the Company has an actual intention, as evidenced by the Company’s written business plans to engage, in any country in which the Company does business as of the date of termination of employment (the “Restricted Business”); or (ii) make or hold any investment in any Restricted Business, whether such investment be by way of loan, purchase of stock or otherwise, provided that there shall be excluded from the foregoing the ownership of not more than 1% of the listed or traded stock of any publicly held corporation.  For purposes of this Section 2, the term “Company” shall mean and include the Company, any subsidiary or affiliate of the Company, and any successor to the business of the Company (by merger, consolidation, sale of assets or stock or otherwise).  For purposes of clarification and not limitation, casinos or gaming operations that are not primarily engaged in the business of developing, marketing, selling and supporting technology to or for gaming businesses shall not be Restricted Businesses hereunder.

2.1.4           Reasonableness of Restrictions.  Executive represents and agrees that the restrictions on competition, as to time, geographic area, and scope of activity, required by this Section 2 are reasonable, do not impose a greater restraint than is necessary to protect the goodwill and business interests of the Company, and are not unduly burdensome to Executive.  Executive expressly acknowledges that the Company competes on an international basis and that the geographical scope of these limitations is reasonable and necessary for the protection of the Company’s trade secrets and other confidential and proprietary information.  Executive further agrees that these restrictions allow Executive an adequate number and variety of employment alternatives, based on Executive’s varied skills and abilities.  Executive represents that Executive is willing and able to compete in other employment not prohibited by this Agreement.

2.1.5           Reformation if Necessary.  In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this Section 2 and its subsections is unenforceable, the restrictions under this section and its subsections shall not be terminated but shall be reformed and modified to the extent required to render them valid and enforceable.

2.1.6           Forfeiture of Benefits.  In the event that the Release does not become effective on or before the 60th day following the Termination Date solely by reason of Executive’s failure to sign and deliver the Release (other than due to the circumstances described in Section 1.7.3(a)) or through other action on the part of Executive as provided under Section 1.7.3(b) and (c), or in the event that Executive breaches Executive’s promise under Section 2.1.3 to refrain from competing, then the Company shall have the right to (i) terminate any further provision of compensation and benefits set forth in Section 1.7.2 that are expressly made subject to provision of an effective Release, (ii) seek reimbursement from Executive for all compensation and benefits previously provided to Executive under Section 1.7.2, (iii) recover from Executive all shares of Company stock owned by Executive (or the proceeds therefrom, reduced by the purchase price paid to acquire such shares) as to which the vesting was accelerated pursuant to Section 1.7.2, and (iv) immediately cancel all Options or other stock options subsequently awarded Executive to the extent that the vesting thereof was accelerated pursuant to Section 1.7.2 or through other agreement(s) with Executive providing for accelerated vesting related to a change in control.

3.             REPRESENTATIONS AND WARRANTIES BY EXECUTIVE

Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against him in accordance with its terms; (ii) Executive is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect; and (iii) Executive is not subject to any pending or, to Executive’s knowledge, threatened claim, action, judgment, order, or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of the Company.  Executive has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict herewith.

4.             TAXES

4.1           Section 4999.

4.1.1           Treatment of Parachute Payments.  Notwithstanding any other provision of this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid, payable, distributed or distributable pursuant to this Agreement (collectively, the “Payments”) would, but for this sentence, and as calculated pursuant to Section 4.1.2, be subject to the excise tax imposed by Section 4999 of the Code or any successor provision (the “Excise Tax”), the aggregate amount of the Payments will be, at Executive’s sole discretion, either (i) the largest portion of the Payments that would result in no portion of the Payments (after reduction) being subject to the Excise Tax or (ii) the entire Payments, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), which results in Executive’s receipt, on an after-tax basis, of the greatest amount of the Payments.  Unless Executive shall have given prior written notice specifying a different order to the Company to effectuate the limitations described in the preceding sentence, the Company shall reduce or eliminate the Payments by first reducing or eliminating those Payments or benefits in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to Executive.  In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.  If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

4.1.2           Determinations.  The professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in Payments that would otherwise be subject to the Excise Tax will perform the foregoing calculations.  If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section.  The Company will bear all expenses with respect to the determinations by such firm required to be made by this Section.  The Company and Executive shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination.  The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and Executive as soon as practicable following its engagement.   The tax firm, the Company and the Executive shall cooperate to attempt to reduce or eliminate the Excise Tax through the (i) reduction of the parachute payments as reasonable compensation for personal services performed on and after the change in control (including through the Executive’s agreement to refrain from performing services as set forth in Section 2.1.3 or such additional agreement(s) as Executive may enter into), (ii) the deferral of payments to reduce the value of such payment for purposes of Section 280G of the Code, (iii) the reduction of parachute payments as reasonable compensation for personal services performed on or prior to the change in control, or (iv) any other reasonable method to reduce the value of payment or benefit taken into account as a potential parachute payment for purposes of Section 280G of the Code; in each as to the limited extent consented to by the Executive.  Notwithstanding any determination made pursuant to this Section 4.1.2,  the Company and the Executive may take different tax reporting positions with respect to the Excise Tax and/or any determination or calculation made with respect to Sections 280G and 4999 of the Code.

4.2           Section 409A.  Notwithstanding any inconsistent provision of this Agreement, to the extent the Company determines in good faith that one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement in connection with Executive’s termination of employment would constitute deferred compensation subject to the rules of Section 409A, no such payment shall be made or benefit provided unless and until Executive has incurred a “separation from service” within the meaning of Section 409A.  Furthermore, if Executive is a “specified employee” under Section 409A at the time of such separation from service, then no amount that constitutes a deferral of compensation which is payable on account of the Employee’s separation from service shall be paid to the Employee before the date (the “Delayed Payment Date”) which is the first business day of the seventh month after the date of the Employee’s separation from service or, if earlier, the date of the Employee’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.  The Company and Executive agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties.  Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement.  Any payments under this Agreement that are deemed subject to Section 409A shall be subject to the following terms and provisions:

4.2.1           Nonassignability.  Neither the Executive nor any other person shall have the right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, alienate, or convey in advance of actual receipt, the amounts, if any, payable under this Agreement that are deemed under Section 409A to be “deferred compensation” (“Deferred Compensation”), or any part thereof, and all rights to such payments are expressly declared to be, unassignable and non-transferable.  Subject to Section 4.2.3 below, no part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment, or sequestration for the payments of debts, judgments, alimony or separate maintenance owned by Executive or any other person, be transferable by operation of law in the event of a Executive’s or any other person’s bankruptcy or insolvency, or be transferable to a spouse as a result of a property settlement or otherwise.  Any purported assignment, encumbrance or transfer of any nature before actual receipt shall be null and void.

4.2.2           No Suspension of Severance.  Once the Deferred Compensation payments commence, such payments shall continue to be made, except as otherwise permitted under Section 409A.

4.2.3           Set-Off.  Notwithstanding any provision herein or any agreement to the contrary, the Company shall not have any right to offset against any Deferred Compensation benefits payable under this Agreement until such benefit is distributable to Executive or his beneficiary or as otherwise allowed under Section 409A.

4.2.4           Acceleration of Benefits.  The Company may not accelerate any Deferred Compensation benefits.  Notwithstanding the previous sentence, the Company may permit any acceleration that is allowed under Section 409A.

4.2.5           Compliance with Section 409A.  The provisions of this Agreement shall be interpreted and administered consistent with Section 409A, Treasury Regulations and other applicable guidance issued under Section 409A and shall incorporate the terms and provisions required by Section 409A.  If any provision herein would cause noncompliance with Section 409A, such provision shall be disregarded and this Employment Agreement shall be construed and administered as if such provision were not a part of this Employment Agreement.

5.             MISCELLANEOUS

5.1           Notices.  All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses:

If to Executive, to:

Jerome R. Smith
c/o Multimedia Games Holding Company, Inc.
206 Wild Basin Rd. South, Bldg B
Austin, Texas 78746
With a copy via email to: jerry.smith@mm-games.com

If to the Company, to:

Multimedia Games Holding Company, Inc.
206 Wild Basin Rd. South, Bldg B
Austin, Texas 78746
Attention:  Chief Executive Officer

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 5.1, be deemed given upon delivery, and (ii) if delivered by mail or overnight courier in the manner described above to the address as provided in this Section 5.1, be deemed given upon receipt.  Any party from time to time may change its address or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

5.2           Authorization to be Employed.  This Agreement, and Executive’s employment hereunder, is subject to Executive providing the Company with legally required proof of Executive’s authorization to be employed in the United States of America.

5.3           Indemnification Agreement.  The Company and Executive shall enter into an Indemnification Agreement in substantially the form attached hereto as Exhibit B.

5.4           Entire Agreement.  This Agreement, and the documents referenced herein, supersede all prior discussions and agreements among the parties with respect to the subject matter hereof, and contains the sole and entire agreement between the parties hereto with respect thereto.

5.5           Survival.  The respective rights and obligations of the parties that require performance following expiration or termination of this Agreement, including but not limited to Sections 1.4.4, 1.5, 1.7.2, 1.7.3, 2, 4 and 5, shall survive the expiration or termination of this Agreement, the Employment Term and/or Executive’s employment with the Company.

5.6           Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

5.7           Amendment.  This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto.

5.8           Attorney’s Fees.  In the event of any litigation arising from or relating to this Agreement, the prevailing party in such litigation proceedings shall be entitled to recover from the non-prevailing party the prevailing party’s reasonable costs and attorney’s fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.

5.9           No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and the Company’s successors and assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

5.10         No Assignment; Binding Effect.  This Agreement and its obligations may not be assigned by either the Company or Executive.

5.11         Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

5.12         Severability.  The Company and Executive intend all provisions of this Agreement to be enforced to the fullest extent permitted by law.  Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, the Company and Executive intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable.  If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.

5.13         Governing Law; Arbitration.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.  IN THE EVENT OF ANY DISPUTE ARISING UNDER THIS AGREEMENT THAT CANNOT BE RESOLVED BETWEEN THE PARTIES, THE SAME SHALL BE SUBMITTED TO FINAL AND BINDING ARBITRATION BEFORE A SINGLE ARBITRATOR OF THE AMERICAN ARBITRATION ASSOCIATION’S PANEL OF COMMERCIAL ARBITRATORS, WHO SHALL BE CHOSEN BY AGREEMENT OF THE PARTIES.  IF THE PARTIES CANNOT AGREE, THEN EACH PARTY SHALL NOMINATE AN ARBITRATOR AND EACH OF THE TWO NOMINEES SHALL SELECT A THIRD ARBITRATOR TO SO SERVE.  THE COMPANY HEREBY AGREES TO BE FULLY RESPONSIBLE FOR ALL COSTS ASSOCIATED WITH THE ADMINISTRATION OF THE ARBITRATION, INCLUDING ANY AND ALL FILING OR OTHER FEES CHARGED BY THE AMERICAN ARBITRATION ASSOCIATION AND ANY FEES CHARGED BY THE ARBITRATOR.  THIS PROVISION AND ANY ARBITRATION AWARD ISSUED PURSUANT TO THIS PROVISION MAY BE ENFORCED BY ANY COURT OF COMPETENT JURISDICTION.  THE ARBITRATION SHALL TAKE PLACE IN AUSTIN, TEXAS UNLESS OTHERWISE MUTUALLY AGREED BY THE PARTIES.

5.14         Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Executive Employment Agreement to be executed as of the date first written above.

“COMPANY”

MULTIMEDIA GAMES HOLDING COMPANY, INC.

By:	/s/ Patrick J. Ramsey
Patrick J. Ramsey
President and Chief Executive Officer

“EXECUTIVE”

By:	/s/ Jerome R. Smith
Jerome R. Smith

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

Proprietary Agreement

EXHIBIT B

Indemnification Agreement

EXHIBIT C

MUTUAL RELEASE

THIS MUTUAL RELEASE (this “ Release ”) is by and between and Jerome R. Smith, an individual residing at the address on the signature page below (“ Executive ”) and Multimedia Games Holding Company, Inc., a Texas corporation with its principal office at the address listed on the signature page below (together with its subsidiaries, the “ Company ”).

RECITALS:

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of September 30, 2011 and all amendments and modifications thereto (collectively, the “Employment Agreement”); and

WHEREAS, Executive’s employment with the Company has terminated and as a result of such termination, the parties are entering into this Release.

THEREFORE, in consideration of the mutual promises and obligations set out herein, together with other good and valuable consideration, the sufficiency of which is acknowledged, Parties agree as follows:

1            DEFINED TERMS. All capitalized terms used in this Release not otherwise defined herein shall have the respective meanings given thereto in the Employment Agreement.

2            RELEASE

(a)            By Executive .   Executive hereby releases and forever discharges all claims against the Company, and each of its subsidiaries and the officers, directors, employees, attorneys and agents of the Company and each such subsidiary (collectively, the “ Company Released Parties ”) of whatever nature and kind, in law, equity or otherwise, known or unknown, choate or inchoate, asserted or unasserted, which Executive has had, may have had, or now has, or may have, arising out of or in connection with Executive’s employment with the Company and/or its subsidiaries or the termination of such employment; provided, however, that nothing contained herein is intended to nor shall constitute a release of the Company from any obligations it may have to Executive under the Employment Agreement, or any deferred compensation plan or arrangement in which Executive participates or any rights of indemnification under the Indemnification Agreement or under the Company's Articles of Incorporation, Bylaws or the like as in effect on the Execution Date, or coverage under the Company’s director and officer insurance policy, nor shall it prevent Executive from exercising Executive’s rights, if any, under the Employment Agreement or under any stock option, restricted stock or similar agreement in effect as of the Execution Date in accordance with their terms (collectively, the “ Executive Released Claims ”). Should any claim(s) be asserted in breach of the terms, covenants, and releases in this Section 2(a), Executive agrees that this Release may be pled as a full and complete   defense to such   claim(s).

(b)            By the Company .   The Company, on behalf of the Company and its subsidiaries and affiliates, hereby releases and forever discharges all claims against the Executive and Executive’s spouse, heirs, estate administrators and executors (collectively, the “ Executive Released Parties ”) of whatever nature and kind, in law, equity or otherwise, known or unknown, choate or inchoate, asserted or unasserted, which the Company and its subsidiaries and affiliates has had, may have had, or now has, or may have, arising out of or in connection with Executive’s employment with the Company and/or its subsidiaries or the termination of such employment; provided, however, that nothing contained herein is intended to nor shall constitute a release of the Executive from any obligations Executive may have to the Company under the Employment Agreement or under the Proprietary Agreement in effect as of the Execution Date in accordance with their terms (collectively, the “ Company Released Claims ”). Should any claim(s) be asserted in breach of the terms, covenants, and releases in this Section 2(b), the Company agrees that this Release may be pled as a full and complete defense to such claim(s).

3            REPRESENTATIONS AND WARRANTIES

(a)        By Executive .   Executive represents and warrants as follows:

(i)       Executive is authorized by law and has the legal capacity to enter into this Release. Executive has executed this Release as a natural person with authority to bind Executive to its terms and conditions.

(ii)      Executive is not relying upon any representation or warranty by the Company which is not expressly set out in this Release or in the Employment Agreement.

(b)        By the Company . The Company represents and warrants as follows:

(i)      The Company is authorized by law and has the legal capacity to enter into this Release. The person who has executed this Release on its behalf has been duly authorized to execute this Release and to bind the Company to its terms and conditions.

(ii)      The Company is not relying upon any representation or warranty by Executive, which is not expressly set out in this Release or in the Employment Agreement.

4            MISCELLANEOUS

(a)     Execution Date .   The “Execution Date” of this Release shall be the date on which all parties have signed this Release. If the parties do not sign this Release on the same date, the Execution Date shall be the date that the last party signs this Release.

(b)     Resignation .   Effective as of the Execution Date, Executive hereby resigns from all positions as an officer, director or employee of the Company and each of its subsidiaries or affiliates effective the date hereof and further agrees to execute such further evidence of such resignations as may be necessary or appropriate to effectuate the foregoing.

(c)     Press Releases and Public Announcements .   Except as expressly required by law, no party shall issue any press release or make any public announcement relating to the subject matter of this Release, any negotiation, discussion or other relationship between the parties without the prior written approval of the Parties.

(d)     Binding Effect .   Each party to this Release has carefully read this Release and discussed its requirements, to the extent each party believes necessary, with legal counsel.  Each party further understands that the other parties hereto will be proceeding in reliance upon this Release. Each of the parties warrants and in good faith represents that there has been, and there will be, no assignment or transfer of any interest in any of the claims with respect to the Executive Released Claims and the Company Released Claims , respectively, and the parties agree to indemnify and hold each other harmless from any liability, claims, demands, damages, costs, expenses, and attorneys’ fees incurred by any of them as a result of any person asserting any such assignment or transfer of any rights or claims released hereunder. This Release shall be a fully binding and complete among the parties hereto and their respective representatives, successors and assigns with respect to the Executive Released Claims or the Company Released Claims. The parties understand and agree that if the law or facts with respect to which this Release is executed are hereafter found to be other than, or different from, the law and facts now believed by the parties to be true, the parties expressly accept and assume the risk of such possible difference in law or facts and agree that the Release shall be and remain effective notwithstanding any such difference, and no Party hereto shall assert or maintain any released claim or any claim or action arising solely as a result of such change in law or facts.

(e)     No Third-Party Beneficiaries .   This Release shall not confer any rights or remedies upon any person other than upon the Parties hereto and their respective successors and permitted assigns the rights and remedies which have been contemplated by this Release.

(f)      Entire Agreement .   Other than the Employment Agreement, this Release constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, among the parties with respect to the subject matter of this Release.

(g)     Succession and Assignment .   This Release shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign either this Release or any of his, her or its rights, interests, or obligations hereunder without the prior written approval of the other parties.

(h)     Counterparts .   This Release may be executed in multiple counterparts, each one of which shall be deemed an original, but all of which shall be considered together as one and the same instrument. Further, in making proof of this Agreement, it shall not be necessary to produce or account for more than one (1) such counterpart. Execution by a party of a signature page hereto shall constitute due execution and shall create a valid, binding obligation of the party so signing, and it shall not be necessary or required that the signatures of all Parties appear on a single signature page hereto.

(i)      Headings .   The section headings contained in this Release are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Release.

(j)      Waiver .    No waiver, delay, omission or forbearance on the part of any party to exercise any right, option, duty, or power arising from any default or breach of any other party shall affect or impair the rights of the non-breaching party with respect to any subsequent default or breach of the same or a different kind; nor shall any delay or omission of the non-breaching party to exercise any right arising from any such default or breach affect or impair the non-breaching party’s rights as to such default or breach or any future default or breach.

(k)     Notices .   All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when personally delivered, one business day after it is deposited with a nationally recognized courier for overnight delivery or two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the address set forth on the signature page below. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(l)      Governing Law .   THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

(m)    Amendments .   No amendment of any provision of this Release shall be valid unless the same shall be in writing and signed by the parties.

(n)     Severability .   Any term or provision of this Release that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(o)     Electronic Transmission .   Delivery of an executed counterpart of this Release may be made by facsimile or other electronic transmission. Any such counterpart or signature pages sent by facsimile or other electronic transmission   shall be deemed to be written and signed originals for all purposes, and copies of this Release containing one or more signature pages that have been delivered by facsimile or other electronic transmission shall constitute enforceable original documents. As used in this Release, the term “ electronic transmission ” means and refers to any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient of the communication, and that may be directly reproduced in paper form by such a recipient through an automated process.

(p)     Certain Interpretive Matters and Definitions .

(i)           Unless the context of this Release otherwise requires, (A) words of any gender include each other gender; (B) words (including defined terms) using the singular or plural number also include the plural or singular number, respectively; (C) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Release and not to any particular provision of this Release, and (D) the “Section” and “Exhibit” without any reference to a specified document refer to the specified Section and Exhibit, respectively, of this Release.

(ii)           The words “including,” “include” and “includes” are not exclusive and shall be deemed to be followed by the words “without limitation;” if exclusion is intended, the word “comprising” is used instead.

(iii)           The word “or” shall be construed to mean “and/or” unless the context clearly prohibits that construction.

(iv)          Any representation or warranty contained herein as to the enforceability of a contract, including this Release, shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(v)           The parties have participated jointly in the negotiation and drafting of this Release. If an ambiguity or question of intent or interpretation arises, this Release shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions hereof.

(q)     Non-Disparagement .   Each party agrees to refrain from making any remark or statement, verbal or written, that could reasonably be construed as disparaging to the other party (or such other party’s affiliates), including, without limitation, remarks or statements that might damage such other person’s business relationships, prospective business relationship image or goodwill.

(r)      Further Assurances .   Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Release, including the execution and delivery of such instruments, and the taking of such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Release.

[Signatures On The Following Page]

 [Signature Page of Mutual Release by and between the Company and Executive]

IN WITNESS WHEREOF , the Parties have duly executed this Mutual Release, effective as of the Effective Date.

“ EXECUTIVE ”

Jerome R. Smith

Date:

Address:

“COMPANY”

Multimedia Games Holding Company, Inc., a Texas corporation

Print Name:
Sign Name:
Title:
Date:

Address: